Exhibit 99.1

NEWS RELEASE

TRADEWEB REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

A new quarterly record for average daily volume of $646.6 billion

Record quarterly revenues of $186.8 million increased 10.2%

(12.6% on a constant currency basis)

Net income of $42.4 million

Adjusted EBITDA margin of 43.0%

Declared first quarterly cash dividend of $0.08 per share

NEW YORK – May 9, 2019 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today reported financial results for the quarter ended March 31, 2019.1

Lee Olesky, Chief Executive Officer of Tradeweb Markets, said, “The global fixed income market is digitizing and, along with it, creating greater demand for electronic trading and market data. Tradeweb’s compelling performance in the first quarter of 2019 reflects our diversification across a number of growth markets. Client trading activity drove double-digit revenue increases in rates, credit, equities and money markets trading. Broader distribution drove growth in market data. We’re excited to recently make our debut as a public company and continue working in collaboration with clients during a time of such sweeping shifts in the markets.”

First Quarter Highlights

▪                  A new quarterly record for average daily volume (“ADV”) of $646.6 billion represented an increase of 21.0%

▪                  New quarterly records for ADV in numerous products, including U.S. Treasuries, TBA mortgage-backed securities, European interest rate swaps, U.S. high-grade credit, Chinese bonds and European ETFs

▪                  During the quarter, U.S. high-grade credit volume accounted for 11.2% of total TRACE volume

▪                  Double-digit increases in revenues from rates, credit, equities and money markets

▪                  Net income of $42.4 million and net income per diluted share of $0.19

▪                  Adjusted EBITDA margin of 43.0% for the quarter

Gross revenue increased 10.2% (12.6% on a constant currency basis) to a record $186.8 million for the first quarter of 2019 from $169.5 million for the first quarter of 2018. Net income decreased 6.5% to $42.4 million for the first quarter of 2019 from $45.3 million from the first quarter of 2018. Net income per diluted share was $0.19 for the first quarter of 2019 compared to $0.21 for the first quarter of 2018. First quarter 2019 results were impacted by higher depreciation and amortization expense as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet.

Adjusted EBITDA increased 10.5% to $80.3 million with an Adjusted EBITDA margin of 43.0% for the first quarter of 2019 compared to an Adjusted EBITDA margin of 42.9% for the first quarter of 2018 (on a constant currency basis, Adjusted EBITDA margin increased almost 80 basis points compared to the first quarter of 2018). Adjusted Net Income increased 11.9% to $52.2 million for the first quarter of 2019 from $46.7 million for the first quarter of 2018. Adjusted Net Income per diluted share (“Adjusted Diluted EPS”) was $0.23 for the first quarter of 2019 compared to $0.22 for the first quarter of 2018.

1 The financial results presented herein are for Tradeweb Markets LLC and its subsidiaries, the predecessor of Tradeweb Markets Inc. For an explanation of the financial reporting of historical results see “Presentation.”

Select Financial Results (in $ millions except per share amounts)	Successor[1] 1Q19	Predecessor[1] 1Q18	% Change	Constant Currency Growth[2]

Gross revenue	$186.8	$169.5	10.2%	12.6%
Rates	$104.1	$93.9	10.8%	12.7%
Credit	$39.4	$34.7	13.5%	17.7%
Equities	$11.8	$10.2	15.8%	21.6%
Money Markets	$9.6	$8.1	17.8%	19.3%
Market Data	$16.9	$15.6	8.7%	9.4%
Other	$5.0	$7.0	(28.5%)	(28.4%)
Net income[3]	$42.4	$45.3	(6.5%)	3.4%
Diluted EPS[3]	$0.19	$0.21	(10.7%)	(1.2%)
Adjusted EBITDA[4]	$80.3	$72.7	10.5%	14.6%
Adjusted EBITDA margin[4]	43.0%	42.9%	+14 bps	+79 bps
Adjusted Net Income[4]	$52.2	$46.7	11.9%	16.6%
Adjusted Diluted EPS[4]	$0.23	$0.22	6.9%	11.4%

1 The financial results presented are for Tradeweb Markets LLC and its subsidiaries, the predecessor of Tradeweb Markets Inc. For an explanation of the financial reporting of historical results see “Presentation.”

2 Constant currency growth is a non-GAAP financial measure that reflects growth for the period excluding the impact of foreign currency fluctuations. See “Non-GAAP Financial Measures” for additional information.

3 Net income for the first quarter of 2019 included an additional depreciation and amortization expense of $16.7 million as a result of the Refinitiv Transaction and the resulting revaluation of our balance sheet in the fourth quarter of 2018. See “Presentation” for additional information.

4 Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. See “Non-GAAP Financial Measures” and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.

Discussion of Results

Rates – Revenues from rates of $104.1 million in the first quarter of 2019 increased 10.8% compared to the first quarter of 2018. ADV in rates of $431.4 billion for the first quarter of 2019 increased 25.1% due mainly to higher trading activity in interest rate swaps and swaptions, mortgages and U.S. and European government bonds.

Credit - Revenues from credit of $39.4 million in the first quarter of 2019 increased 13.5% compared to the first quarter of 2018. ADV in credit of $16.4 billion for the first quarter of 2019 increased 9.2% due mainly to higher trading activity in U.S. high grade and U.S. high yield credit.

Equities – Revenues from equities of $11.8 million in the first quarter of 2019 increased 15.8% compared to the first quarter of 2018 primarily attributable to institutional trading activity in U.S. and European ETFs. ADV in equities of $7.7 billion for the first quarter of 2019 declined 22.8% due mainly to a decrease in market volumes of U.S. ETFs relative to record market volumes of U.S. ETFs in the first quarter of 2018.

Money Markets – Revenues from money markets of $9.6 million in the first quarter of 2019 increased 17.8% compared to the first quarter of 2018. ADV in money markets of $191.1 billion during the quarter rose 16.2% due mainly to the continued growth of bilateral electronic trading in repurchase agreements.

Market Data – Revenues from market data of $16.9 million in the first quarter of 2019 increased 8.7% compared to the first quarter of 2018 primarily from the expansion of our market data license agreement with Refinitiv.

Other – Revenues from other of $5.0 million in the first quarter of 2019 decreased 28.5% compared to the first quarter of 2018 primarily from lower fees from a third party for certain licensing and development.

Mr. Olesky added, “In the first quarter, we continued to leverage our proprietary technology, client network and domain expertise to further digitize the markets. Specifically, trading activity in interest rate swaps and swaptions rose nearly 40%, U.S. high-grade credit captured record market share of TRACE, and mortgage volume grew 20%. Broad use of our trading protocols, across client sectors, asset classes and regions, is evidence of our ability to collaborate with an array of clients to enhance price discovery, access liquidity and complete trades more effectively.”

Operating Expenses – Operating expenses of $140.5 million in the first quarter of 2019 included $23.2 million of acquisition and Refinitiv Transaction related depreciation and amortization (D&A) expense, $16.7 million of which was related to the completion of the Refinitiv Transaction, which was completed in the fourth quarter of 2018. Excluding acquisition and Refinitiv Transaction related D&A expense, as well as certain foreign exchange gains and losses, Adjusted Expenses increased 9.5% year over year due primarily to a rise in headcount and related increase in employee compensation and benefits expense.

Other Matters

Assets as of March 31, 2019 included $361.6 million in unrestricted cash and cash equivalents. Subsequent to the quarter, on April 3, 2019, Tradeweb Markets LLC paid a $100 million distribution to existing equityholders. Subsequent to the quarter, on April 8, 2019, Tradeweb Markets LLC entered into a new $500 million senior secured revolving credit facility, which remained undrawn as of May 8, 2019.

Initial Public Offering

On April 8, 2019, Tradeweb Markets Inc. closed its initial public offering (“IPO”) of Class A common stock at a price to the public of $27.00 per share. Tradeweb Markets Inc. issued 46,000,000 shares of Class A common stock, resulting in net proceeds of $1,161.3 million after deducting the underwriting discounts and commissions. Tradeweb Markets Inc. used the net proceeds from the IPO to purchase issued and outstanding common membership interests of Tradeweb Markets LLC from certain existing equityholders of Tradeweb Markets LLC (and cancel the corresponding shares of common stock).

Introducing Full-Year 2019 Guidance*

▪                  Adjusted expenses of $460 - $475 million

▪                  Assumed non-GAAP  tax rate of 26.4%

▪                  Capital expenditures and capitalization of software of $42 - $48 million

▪                  Acquisition and Refinitiv Transaction related depreciation and amortization expense of $98 million

▪                  Net interest income of approximately $(0.4) million in the second quarter of 2019 and $0.5 - $1.0 million for the full year

* GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates as well as future changes and reversals outside of the normal course of business. Guidance assumes 1Q19 monthly average exchange rates for FY 2019.

Dividend

The Board of Directors of Tradeweb Markets Inc. declared a cash dividend of $0.08 per share of Class A common stock and Class B common stock for the second quarter of 2019. The dividend will be payable on June 15, 2019 to stockholders of record as of June 1, 2019.

Conference Call

Tradeweb Markets will hold a conference call to discuss first quarter 2019 results starting at 8:30 a.m. Eastern Time today, May 9, 2019. A live, audio webcast of the conference call along with related materials will be available at http://investors.tradeweb.com. Alternatively, interested parties can access the call by dialing 866-963-0668 (U.S.) or 630-652-5916 (international) and entering passcode 1281298. After the conference call, an archived recording will be available at http://investors.tradeweb.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including 2019 guidance, and future performance, the markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in our prospectus filed with the SEC on April 5, 2019 and other documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition, and liquidity, and events in the markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Presentation

This release presents historical results, for the periods presented, of Tradeweb Markets LLC, the predecessor of Tradeweb Markets Inc. for financial reporting purposes (together with Tradeweb Markets Inc., referred to as “Tradeweb,” “Tradeweb Markets” or the “Company”). The financial results of Tradeweb Markets Inc. have not been included in this release as it is a newly incorporated entity and had no material assets or liabilities and no material business transactions or activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Tradeweb Markets Inc. would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on the income attributable to Tradeweb Markets Inc. that the Company expects to recognize in future periods.

On October 1, 2018, Refinitiv Holdings Ltd. (“Refinitiv”), which is controlled by certain investment funds affiliated with The Blackstone Group L.P., an affiliate of Canada Pension Plan Investment Board, an affiliate of GIC Special Investments Pte. Ltd. and certain co-investors, indirectly acquired substantially all of the financial and risk business of Thomson Reuters Corporation and Thomson Reuters Corporation indirectly acquired a non-controlling ownership interest in Refinitiv (collectively, the “Refinitiv Transaction). As a result of the Refinitiv Transaction, as a consolidating subsidiary of Refinitiv, we accounted for the Refinitiv Transaction using pushdown accounting. Due to the change in the basis of accounting resulting from the application of pushdown accounting, the financial information for the period beginning on October 1, 2018, and through and including March 31, 2019, which we refer to as the “Successor period,” and the financial information for the periods prior to, and including, September 30, 2018, which we refer to as the “Predecessor period,” are not necessarily comparable.

Non-GAAP Financial Measures

This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Expenses. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Management and our board of directors use Adjusted EBITDA and Adjusted EBITDA margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.

We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

In addition, we present certain growth information on a “constant currency” basis. In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of period-over-period foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results using the prior period’s exchange rates.

See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income, net income per diluted share (“Diluted EPS”), operating income or operating expenses or any other operating performance measure derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Expenses, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Tradeweb Social Media

Investors and others should note that Tradeweb Markets announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb Markets, its business, and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and Twitter. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb Markets to monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, the company provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting in more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. The company serves approximately 2,500 clients in more than 60 countries. In an average trading day, Tradeweb facilitates more than $570 billion in notional value. For more information, please go to www.tradeweb.com.

Investor contact	Media contact
Ashley Serrao, Tradeweb + 1 646 430 6027	Jonathan Mairs, Tradeweb +1 646 430 6176
Ashley.Serrao@Tradeweb.com	Jonathan.Mairs@Tradeweb.com

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TRADEWEB MARKETS LLC

INCOME STATEMENT (UNAUDITED)

Dollars in Thousands, Except Per Share Data

	For the three months ended
	Successor	Predecessor
	March 31, 2019	March 31, 2018
Revenues

Transaction fees	$102,640	$90,139
Subscription fees	34,445	36,326
Commissions	34,197	27,883
Refinitiv market data fees	13,616	12,237
Other	1,894	2,918
Gross revenue	186,792	169,503
Contingent consideration	-	(10,070)
Net revenue	186,792	159,433

Expenses
Employee compensation and benefits	77,273	71,570
Depreciation and amortization	33,503	16,268
Technology and communications	10,040	8,463
General and administrative	9,089	6,517
Professional fees	6,971	5,538
Occupancy	3,639	3,722
Total expenses	140,515	112,078
Operating income	46,277	47,355
Interest income	858	471
Income before taxes	47,135	47,826
Provision for income taxes	(4,738)	(2,518)
Net income	$42,352	$45,308
Net income per share
Basic	$0.19	$0.21
Diluted	$0.19	$0.21
Weighted average shares outstanding[1]
Basic	222,222,197	213,435,321
Diluted	222,320,457	213,435,321

1. Net income per share and weighted average shares outstanding have been computed to give effect to the reorganization transactions that occurred in connection with the IPO, including the amendment and restatement of the fourth amended and restated limited liability company agreement of Tradeweb Markets LLC to, among other things, (i) provide for a new single class of common membership interests in Tradeweb Markets LLC (“LLC Interests”) and (ii) exchange all of the original members’ existing membership interests for LLC Interests

TRADEWEB MARKETS LLC

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Dollars in Thousands

	For the three months ended
Reconciliation of Net Income to Adjusted EBITDA and Adjusted	Successor	Predecessor
EBITDA Margin	March 31, 2019	March 31, 2018
Net income	$42,352	$45,308
Contingent consideration	-	10,070
Interest income, net	(858)	(471)
Depreciation and amortization	33,503	16,268
Provision for income taxes	4,783	2,518
Unrealized foreign exchange (gains) / losses	(293)	(968)
(Gain) / loss from revaluation of foreign-denominated cash[1]	860	(44)
Adjusted EBITDA	$80,347	$72,681
Adjusted EBITDA margin[2]	43.0%	42.9%

1 Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

2 Adjusted EBITDA margin is defined as Adjusted EBITDA divided by gross revenue for the applicable period.

	For the three months ended
Reconciliation of Net Income to Adjusted Net Income and	Successor	Predecessor
Adjusted Diluted EPS	March 31, 2019	March 31, 2018
Net income	$42,352	$45,308
Net income per diluted share	$0.19	$0.21
Provision for income taxes	4,783	2,518
Contingent consideration	-	10,070
Acquisition and Refinitiv Transaction related D&A1	23,209	6,506
Unrealized foreign exchange (gains) / losses	(293)	(968)
(Gain) / loss from revaluation of foreign-denominated cash[2]	860	(44)
Adjusted Net Income before income taxes	70,911	63,390
Adjusted income taxes[3]	(18,721)	(16,735)
Adjusted Net Income	$52,190	$46,655
Share count (diluted)	223,320,457	213,435,321
Adjusted Diluted EPS	$0.23	$0.22

1 Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as to the closing date of the Refinitiv Transaction).

2 Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

3 Represents corporate income taxes at an assumed effective tax rate of 26.4% for the quarters ended March 31, 2019 and 2018 applied to Adjusted Net Income before income taxes. This adjustment assumes Tradeweb Markets LLC was subject to a corporate tax rate for the periods presented.

	For the three months ended
	Successor	Predecessor
Operating Expenses to Adjusted Expenses	March 31, 2019	March 31, 2018
Operating Expenses	$140,515	$112,078
Acquisition and Refinitiv Transaction related D&A1	(23,209)	(6,506)
Unrealized foreign exchange gains / (losses)	293	968
Gain / (loss) from revaluation of foreign-denominated cash[2]	(860)	44
Adjusted Expenses	$116,739	$106,584

1 Represents acquisition-related intangibles amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the Refinitiv Transaction and the application of pushdown accounting (where all assets were marked to fair value as to the closing date of the Refinitiv Transaction).

2 Represents foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency

QUARTERLY TRADE VOLUME

	1Q19		4Q18		1Q18		QoQ	YoY
(in $ mm)	ADV	Volume	ADV	Volume	ADV	Volume	ADV	ADV
Rates	431,380	26,453,386	380,294	23,523,246	344,740	21,142,985	13.4%	25.1%
Credit	16,383	1,009,820	12,034	752,384	14,999	926,776	36.1%	9.2%
Equities	7,702	475,731	8,544	542,944	9,977	612,528	(9.9%)	(22.8%)
Money Markets	191,123	11,771,688	188,938	11,689,227	164,517	10,071,040	1.2%	16.2%

	1Q19		4Q18		1Q18		QoQ	YoY
	ADV	Volume	ADV	Volume	ADV	Volume	ADV	ADV
Total	646,587	39,710,625	589,810	36,507,801	534,232	32,753,329	9.6%	21.0%

AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME

				QoQ	YoY
	1Q19	4Q18	1Q18	% Change	% Change
Rates	$2.02	$2.03	$2.13	(1%)	(5%)
Credit	$34.03	$42.50	$32.03	(20%)	6%
Equities	$21.36	$20.17	$13.91	6%	53%
Money Markets	$0.49	$0.52	$0.47	(4%)	6%
Total FPM	$2.62	$2.65	$2.69	(2%)	(3%)